Exhibit 15


To Homestead Village Incorporated:


We are aware that Homestead Village Incorporated and subsidiaries has incorporated by reference in its previously filed Registration Statements on Form S-8 (Nos. 333-17243, 333-17245, 333-48163 and 333-92279 pertaining to the
Homestead Village Incorporated 1996 Long-Term Incentive Plan, the Homestead Village Incorporated 1996 Outside Directors Plan, the Homestead Village Incorporated 401(k) Savings Plan and the Homestead Village Incorporated 1999 Long-Term Incentive Plan, respectively) and the Registration Statement on Form S-3 (Nos. 333-67039 and 333-37803 pertaining to the offering of common stock) its Form 10-Q for the quarter ended March 31, 2000, which includes our report dated April 28, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                                           ARTHUR ANDERSEN LLP


Atlanta, Georgia
April 28, 2000